Exhibit 5.1

Gibson, Dunn & Crutcher LLP 2029 Century Park East Los Angeles, CA 90067-3026 Tel 310.552.8500 www.gibsondunn.com
June 21, 2022
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, California 94583

Re:	Chevron Corporation
Registration Statement on Form S-8
Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Chevron Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 104,000,000 shares of the Company’s common stock, par value $0.75 per share (the “Common Stock”), issuable to eligible individuals under the 2022 Long-Term Incentive Plan of Chevron Corporation (the “2022 LTIP”).

In arriving at the opinion expressed below, we have examined the 2022 LTIP and the originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the 2022 LTIP that would expand, modify or otherwise affect the terms of the 2022 LTIP or the respective rights or obligations of the participants thereunder.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the shares of Common Stock issuable under the 2022 LTIP, when issued against payment therefor in accordance with the terms set forth in the 2022 LTIP as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

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Chevron Corporation
June 21, 2022

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP